Exhibit 99.1

Todd Kehrli	Beth Kaplan
Investor Relations, EVC Group	Public Relations Director, Accuray
+1 (310) 625-4462	+1 (408) 789-4426
tkehrli@evcgroup.com	bkaplan@accuray.com

Accuray Reports Fourth Quarter and Fiscal 2018 Financial Results

SUNNYVALE, Calif., August 16, 2018 — Accuray Incorporated (NASDAQ: ARAY) today reported financial results for the fourth quarter and fiscal year ended June 30, 2018.

Q4 Fiscal 2018 and Recent Operating Highlights

•	Gross orders increased 12 percent to $96.4 million
•	Revenue increased to $113.8 million, the highest ever quarterly revenue reported
•	Cash, cash equivalents, investments and short-term restricted cash increased sequentially by $19.8 million to $92.9 million at June 30, 2018
•	Won a multi-system, multi-hospital order from Mercy for Radixact and CyberKnife M6 systems
•	Installed base in Japan reaches 100 systems

Fiscal Year 2018 Highlights

•	Ending backlog increased 6 percent year-over-year to $478.5 million
•	Gross margin expanded 300 basis points year-over-year to 40 percent
•	Revenue increased 6 percent over the prior fiscal year to $404.9 million
•	Retired $40 million in convertible notes, reducing potential underlying shareholder dilution

“With fourth quarter gross order growth of 12 percent over the last fiscal year, we had a solid finish to our fiscal year,” said Joshua H. Levine, president and chief executive officer. “We also generated gross order growth for the full fiscal year from three of our four regions and record fourth quarter sales.  At the same time, we increased our year-end cash position due to our improved operating results and paid down debt by approximately $33 million. These improved financial metrics occurred while we increased the investment in our product roadmap, which is expected to result in Accuray bringing to market new imaging software and true motion correction for Radixact as well as CyberKnife enhancements in the near future. Our product portfolio is the strongest it has ever been and the technology innovations associated with our key development programs will position the Company for growth going forward.”

Q4 Fiscal 2018 Financial Highlights

Gross product orders totaled $96.4 million for the 2018 fiscal fourth quarter compared to $85.7 million for the prior fiscal year fourth quarter. Ending product backlog was $478.5 million, approximately 6 percent higher than backlog at the end of the fourth quarter of the prior fiscal year.

Total revenue was $113.8 million, an increase of 2 percent compared to $112.1 million in the prior fiscal year fourth quarter. Service revenue totaled $59.2 million compared to $51.5 million in the prior fiscal year fourth quarter, while product revenue totaled $54.6 million compared to $60.6 million in the prior fiscal year fourth quarter. The increase in service revenue was primarily from Accuray’s recent software releases for both treatment planning and connectivity and install base growth. Product revenue decreased 10 percent compared to the prior fiscal year fourth quarter due to a decrease in unit volume, partially offset by higher average sales price per unit.

Total gross profit for the fiscal fourth quarter of 2018 was $48.0 million or approximately 42.2 percent of sales, comprised of product gross margin of 47.4 percent and service gross margin of 37.4 percent. This compares to total gross profit of $43.2 million or 38.5 percent of sales, comprised of product gross margin of 38.2 percent and service gross margin of 39.0 percent for the prior fiscal year fourth quarter. The increase in gross margin is the result of year-over-year pricing increases driven by the Company’s latest generation platforms.

Net loss was $0.9 million, or $0.01 per share, for the fourth quarter of fiscal 2018, compared to a net loss of $5.3 million, or $0.06 per share, for the fourth quarter of fiscal 2017.

Adjusted EBITDA for the fourth quarter of fiscal 2018 was $7.8 million, compared to $10.3 million in the prior fiscal year fourth quarter.

Cash, cash equivalents, investments and short-term restricted cash were $92.9 million as of June 30, 2018, an increase of $19.8 million from March 31, 2018.

Fiscal Year 2018 Highlights

For the fiscal year ended June 30, 2018, gross product orders totaled $304.9 million, representing growth of 2 percent compared to the prior fiscal year period.

Total revenue was $404.9 million compared to $383.4 million in the prior fiscal year period. Service revenue totaled $221.0 million compared to $203.8 million from the prior fiscal year period, while product revenue totaled $183.9 million compared to $179.6 million in the prior year period. The increase in service revenue is primarily from higher upgrade revenue and increased install base.

Total gross profit for the year ended June 30, 2018 was $161.7 million or 39.9 percent of sales, comprised of product gross margin of 44.0 percent and service gross margin of 36.6 percent. This compares to total gross profit of $141.3 million or 36.9 percent of sales, comprised of product gross margin of 36.9 percent and service gross margin of 36.8 percent for the same prior fiscal year period. The increase in product gross margin is primarily attributable to higher pricing on Accuray’s latest generation platforms and the intangible amortization charge from the TomoTherapy acquisition which was fully amortized in the fourth quarter of the prior year.

Operating expenses were $165.5 million, an increase of 9 percent compared to $151.2 million in the prior fiscal year period.  The increase in overall operating expenses was driven by an increase of $7.3 million in research and development expenses due to investments accelerating the Company’s product roadmap in fiscal 2018. Sales and marketing expenses increased by $2.6 million year over year, primarily resulting from additional personnel in the Company’s US commercial organization. In addition, there was an increase of $4.4 million in general and administrative expenses primarily due to increased headcount and investment in Accuray’s China strategy.

Net loss was $23.9 million, or $0.28 per share, for the fiscal year ended June 30, 2018, compared to a net loss of $29.6 million, or $0.36 per share, for the prior year fiscal period.

Adjusted EBITDA for the fiscal year ended June 30, 2018 was $17.1 million, compared to $20.4 million in the prior fiscal year period.

2019 Financial Guidance

The Company is introducing guidance for fiscal year 2019 as follows:

•

Revenue: Product revenue growth is expected to range between 4 and 8 percent and service revenue is expected to grow approximately 2 percent, resulting in total revenue of between $415.0 million to $425.0 million;

•	Adjusted EBITDA: $21.0 million to $27.0 million representing growth of approximately 23 percent to 58 percent year-over-year

CFO Transition

Accuray also announced today that Kevin Waters, CFO of Accuray since September 2015, will be leaving the Company effective October 1, 2018. Mr. Waters has accepted an offer to become the CFO of a privately held company in the urology market segment. He will remain as CFO of Accuray until October 1, 2018 and has agreed to be available to the

Company to assist in any ongoing transition items through the end of the calendar year. Shig Hamamatsu, who joined the finance team last year and is currently Accuray’s VP of Finance and Chief Accounting Officer, will assume the CFO responsibilities effective October 1st as Interim Chief Financial Officer while Accuray initiates a search.

“On behalf of our board and leadership team, I want to thank Kevin for his service and dedication to Accuray over the past three years and wish him the best in his new endeavor,” said Joshua H. Levine, president and chief executive officer. “We believe the thoughtful planning and timeline we have built into this transition plan will ensure there is no impact on our goals and objectives.”

Conference Call Information

Accuray will host a conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today to discuss results for the fourth quarter and fiscal 2018 as well as recent corporate developments. Conference call dial-in information is as follows:

•	U.S. callers: (855) 867-4103
•	International callers: (262) 912-4764
•	Conference ID Number (U.S. and international): 8149058

Individuals interested in listening to the live conference call via the Internet may do so by logging on to Accuray’s website, www.accuray.com. In addition, a taped replay of the conference call will be available beginning approximately two hours after the call’s conclusion and available for seven days. The replay telephone number is (855) 859-2056 (USA) or (404) 537-3406 (International), Conference ID: 8149058. An archived webcast will also be available at Accuray’s website.

Use of Non-GAAP Financial Measures

Accuray has supplemented its GAAP net loss with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”).  Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a meaningful comparison of results for current periods with previous operating results.  A reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the schedule below.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures.  Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is a radiation oncology company that develops, manufactures and sells precise, innovative treatment solutions that set the standard of care with the aim of helping patients live longer, better lives.  The company's leading-edge technologies deliver the full range of radiation therapy and radiosurgery treatments. For more information, please visit www.accuray.com.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release relate, but are not limited, to the company's future results of operations, including management's expectations regarding orders, backlog, revenue, and adjusted EBITDA; expectations regarding the company’s product portfolio and future product enhancements and releases; the company's ability to build and achieve market momentum for its products and grow the company; and the company's leadership position in radiation oncology innovation and technologies.  These forward-looking statements involve risks and uncertainties.  If any of these risk or uncertainties materialize, or if any of the company's assumptions prove incorrect, actual results could differ materially from the results express or implied by these forward-looking statements.  These risks and uncertainties include, but are not limited to, the company's ability to achieve widespread market acceptance of its products, the company’s ability to develop new products or enhance existing products to meet customers’ needs and compete favorably in the market, the company's ability to effectively manage its growth, the company's ability to maintain or increase its gross margins on product sales and services, the company's ability to meet the covenants under its credit facilities, the company's ability to convert backlog to revenue, risks and uncertainties related to the China Class A license announcement, and such other risks identified under the heading "Risk Factors" in the company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on August 25, 2017, the company's Quarterly Reports on Form 10-Q, filed with the SEC on November 3, 2017, February 5, 2018, and May 2, 2018 and as updated periodically with the company's other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management's good faith belief as of that time with respect to future events.  The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not put undue reliance on any forward-looking statements.

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Financial Tables to Follow

 Accuray Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017
Gross Orders	$96,442	$85,736	$304,903	$298,348
Net Orders	64,967	63,473	209,534	226,559
Order Backlog	478,482	452,846	478,482	452,846
Net revenue:
Products	$54,632	$60,582	$183,898	$179,611
Services	59,154	51,512	220,999	203,803
Total net revenue	113,786	112,094	404,897	383,414
Cost of revenue:
Cost of products	28,747	37,462	103,038	113,357
Cost of services	37,054	31,447	140,164	128,716
Total cost of revenue	65,801	68,909	243,202	242,073
Gross profit	47,985	43,185	161,695	141,341
Operating expenses:
Research and development	14,588	13,264	57,251	49,921
Selling and marketing	16,864	16,230	60,105	57,477
General and administrative	13,440	10,876	48,136	43,766
Total operating expenses	44,892	40,370	165,492	151,164
Income (loss) from operations	3,093	2,815	(3,797)	(9,823)
Other expense, net	(4,450)	(7,674)	(19,224)	(18,718)
Loss before provision for income taxes	(1,357)	(4,859)	(23,021)	(28,541)
Provision for (benefit from) income taxes	(411)	396	878	1,038
Net loss	$(946)	$(5,255)	$(23,899)	$(29,579)
Net loss per share - basic and diluted	$(0.01)	$(0.06)	$(0.28)	$(0.36)
Weighted average common shares used in computing loss per share:
Basic and diluted	85,677	83,179	84,893	82,495

Accuray Incorporated

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	June 30,	June 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$83,083	$72,084
Investments	-	23,909
Restricted cash	9,830	12,829
Accounts receivable, net	65,994	72,789
Inventories	108,540	105,054
Prepaid expenses and other current assets	15,569	18,988
Deferred cost of revenue	1,141	3,350
Total current assets	284,157	309,003
Property and equipment, net	23,698	23,062
Goodwill	57,855	57,812
Intangible assets, net	821	964
Deferred cost of revenue	-	206
Other assets	12,196	15,417
Total assets	$378,727	$406,464
Liabilities and equity
Current liabilities:
Accounts payable	$19,694	$17,486
Accrued compensation	28,992	25,402
Other accrued liabilities	22,448	23,870
Short-term debt	-	113,023
Customer advances	22,896	16,926
Deferred revenue	75,404	87,785
Total current liabilities	169,434	284,492
Long-term liabilities:
Long-term other liabilities	8,608	10,068
Deferred revenue	20,976	13,823
Long-term debt	131,077	51,548
Total liabilities	330,095	359,931
Equity:
Common stock	86	84
Additional paid-in capital	521,738	496,887
Accumulated other comprehensive income (loss)	1,093	(52)
Accumulated deficit	(474,285)	(450,386)
Total equity	48,632	46,533
Total liabilities and equity	$378,727	$406,464

Accuray Incorporated

Reconciliation of GAAP Net Loss to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017
GAAP net loss	$(946)	$(5,255)	$(23,899)	$(29,579)
Amortization of intangibles (a)	36	1,681	143	7,646
Depreciation (b)	2,309	2,512	9,589	10,395
Stock-based compensation	3,215	3,644	12,289	13,629
Interest expense, net (c)	3,627	7,358	18,087	17,260
Provision for income taxes	(411)	396	878	1,038
Adjusted EBITDA	$7,830	$10,336	$17,087	$20,389

(a) consists of amortization of intangibles - developed technology and acquired patents.

(b) consists of depreciation, primarily on property and equipment.

(c) consists primarily of interest income from available-for-sale securities, interest expense associated with our outstanding debt and non-cash loss on extinguishment of debt.

Accuray Incorporated

Forward-Looking Guidance

Reconciliation of Projected Net Loss to Projected Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Twelve Months Ending June 30, 2019
	From	To
GAAP net loss	$(19,400)	$(13,400)
Depreciation and amortization (a)	10,500	10,500
Stock-based compensation	13,100	13,100
Interest expense, net (b)	14,700	14,700
Provision for income taxes	2,100	2,100
Adjusted EBITDA	$21,000	$27,000

(a) consists of depreciation, primarily on property and equipment as well as amortization of intangibles - developed technology and acquired patents.

(b) consists primarily of interest income from available-for-sale securities, interest expense associated with our convertible notes and revolving credit facility and non-cash loss on extinguishment of debt.